                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112367
   PRICING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT NO. 373 DATED FEBRUARY 6,
                                2004 -- NO. 378

[GOLDMAN SACHS LOGO]
                         THE GOLDMAN SACHS GROUP, INC.
                          Medium-Term Notes, Series B
                           -------------------------
                                   $5,000,000
                    2.00% Exchangeable Notes due March 2009
         (Exchangeable for Common Stock of Lockheed Martin Corporation)

                           -------------------------

     This pricing supplement and the accompanying prospectus supplement no. 373, relating to the exchangeable notes, should be read together. Because the exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 373 should also be read with the accompanying prospectus dated February 6, 2004, as supplemented by the accompanying prospectus supplement dated February 6, 2004. Terms used here have the meanings given them in the accompanying prospectus supplement no. 373, unless the context requires otherwise.

     The exchangeable notes offered by this pricing supplement, which we call the "notes" or the "offered notes", have the terms described in the accompanying prospectus supplement no. 373, as supplemented or modified by the following:

ISSUER:  The Goldman Sachs Group, Inc.

FACE AMOUNT:  $5,000,000 in the aggregate for all the offered notes

ORIGINAL ISSUE PRICE:  100% of the face amount

NET PROCEEDS TO THE ISSUER:  99.65% of the face amount

TRADE DATE:  March 2, 2004

SETTLEMENT DATE (ORIGINAL ISSUE DATE):  March 9, 2004

STATED MATURITY DATE: March 9, 2009, unless extended for up to six business days

INTEREST RATE (COUPON):  2.00% each year

INTEREST PAYMENT DATES: March 9 and September 9 of each year, commencing on September 9, 2004

REGULAR RECORD DATES: the business day before the related interest payment date as long as the note is in global form

INDEX STOCK AND INDEX STOCK ISSUER:  common stock of Lockheed Martin Corporation

PRINCIPAL AMOUNT: on the stated maturity date, we will pay the holder of an offered note cash equal to 100% of the outstanding face amount of the note, unless the holder exercises the exchange right, we exercise the call right or an automatic exchange occurs

EXCHANGE RATE: 15.2826 shares of index stock for each $1,000 of outstanding face amount exchanged, subject to anti-dilution adjustment. Upon any voluntary or automatic exchange, we may, in our sole discretion, elect to pay the cash value of the index stock we would otherwise be obligated to deliver, as described in the accompanying prospectus supplement no. 373

EARLIEST CALL DATE; REDEMPTION PRICE: we may, in our sole discretion, redeem the offered notes at any time after March 9, 2007, at a redemption price equal to 100% of the outstanding face amount, provided, however, that the holder will be entitled to the benefit, if any, of an automatic exchange. If we call the offered notes, we will give notice to the holders not less than 5 nor more than 15 business days before the call date

REFERENCE PRICE OF INDEX STOCK:  $45.678 per share
CUSIP NO.: 38143UAD3

     Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or any other relevant factors, the value of your note on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. We encourage you to read "Additional Risk Factors Specific to Your Note" beginning on page S-5 of this pricing supplement and on page S-3 of the accompanying prospectus supplement no. 373 so that you may better understand those risks.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

     Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PRICING SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.
                              GOLDMAN, SACHS & CO.
                           -------------------------
                    Pricing Supplement dated March 2, 2004.

EXPIRATION OF EXCHANGE
RIGHT: If a holder wishes to exercise the exchange right, the required deliveries described in the accompanying prospectus supplement no. 373 under "General Terms of the Exchangeable Notes - Holder's Exchange Right - Exercise Requirements" must be made no later than 11:00 A.M., New York City time, on the business day before the determination date or any call notice date, whichever is earlier.

NO LISTING:                     The offered notes will not be listed on any
                                securities exchange or interdealer market quotation system.

ADDITIONAL TERMS SPECIFIC
TO
YOUR NOTE:                           CHANGES IN REGULAR QUARTERLY DIVIDENDS

                                In addition to the anti-dilution adjustments to the exchange rate described under "Anti-dilution Adjustments" on pages S-16 through S-21 in the accompanying prospectus supplement no. 373, we will also adjust the exchange rate for increased and decreased regular quarterly dividends in respect of the first twelve quarters after the date of this pricing supplement, as described below. A regular quarterly dividend that is declared or made (as the calculation agent may determine in its sole discretion) with respect to the index stock will be deemed to be an increased quarterly dividend if its per-share value exceeds the applicable dividend reference amount for that quarter, and will be deemed to be a decreased quarterly dividend if its per-share value falls below the applicable dividend reference amount for that quarter. For the avoidance of doubt, a failure of the index stock issuer to declare or make a quarterly dividend payment on the index stock (as determined by the calculation agent in its sole discretion) will be deemed to be a decreased quarterly dividend. In general, we will adjust the exchange rate for your note upward in the event of an increased quarterly dividend and downward in the event of a decreased quarterly dividend, as described below. The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after March 2, 2004, and on or before the relevant exchange notice date. However, in the event the exchange rate is adjusted because of a failure by the index stock issuer to declare or make a quarterly dividend payment, the effective date for adjusting the exchange rate will be the first business day immediately following the regular quarterly ex-dividend dates specified below, as applicable (or such other date that the calculation agent may determine in its sole discretion is appropriate to ensure an equitable result), ending on March 9, 2007. If the index stock issuer announces or the calculation agent otherwise determines (in its sole discretion) that there will not be a dividend payment for any given period, the calculation agent may adjust the exchange rate at such time as is necessary to ensure an equitable result in respect of the relevant period. In addition, the exchange rate will not be adjusted as described below in respect of any dividend that is not a regular quarterly dividend.

                                The dividend reference amounts for the regular quarterly dividends paid in respect of the following quarters will be as follows:

                                                                              EX-DIVIDEND       DIVIDEND
                                                                                 DATE       REFERENCE AMOUNT
                                                                              -----------   ----------------
                                          2004

                                            Quarter ending June 30..........  May 28              0.22
                                            Quarter ending September 30.....  August 27           0.22
                                            Quarter ending December 31......  November 26         0.22

                                                                              EX-DIVIDEND       DIVIDEND
                                                                                 DATE       REFERENCE AMOUNT
                                                                              -----------   ----------------
                                          2005
                                            Quarter ending March 31.........  February 25         0.22
                                            Quarter ending June 30..........  May 31              0.22
                                            Quarter ending September 30.....  August 29           0.22
                                            Quarter ending December 31......  November 25         0.22
                                          2006
                                            Quarter ending March 31.........  February 27         0.22
                                            Quarter ending June 30..........  May 29              0.22
                                            Quarter ending September 30.....  August 28           0.22
                                            Quarter ending December 31......  November 27         0.22
                                          2007
                                            Quarter ending March 31.........  February 26         0.22

                                If an increased or decreased quarterly dividend occurs in respect of one of the quarters listed in the table above, the calculation agent will adjust the exchange rate to equal the product of
                                (1) the prior exchange rate (as adjusted as a result of any previous anti-dilution events and increased or decreased regular quarterly dividends) times (2) a fraction, the numerator of which is the closing price of the index stock on the business day before the ex-dividend date (or such other date as the calculation agent may determine (in its sole discretion) is appropriate to ensure an equitable result) and the denominator of which is an amount equal to that closing price minus the increased dividend amount or plus the decreased dividend amount, as applicable. The increased dividend amount equals the per-share amount of the increased quarterly dividend minus the applicable dividend reference amount for that quarter, and the decreased dividend amount equals the applicable dividend reference amount for that quarter minus the per-share amount of the decreased quarterly dividend. If the exchange rate is adjusted as described under "Anti-dilution Adjustments" on pages S-16 through S-21 in the accompanying prospectus supplement no. 373, the calculation agent will adjust the dividend reference amount to the extent (if any) it determines is appropriate to reflect the events giving rise to those other adjustments. For example, if the index stock is subject to a 1-for-2 reverse stock split, then the calculation agent will double the dividend reference amount, and if the index stock is subject to a 2-for-1 stock split, then the calculation agent will reduce the dividend reference amount by half. In addition, the calculation agent may adjust the dividend reference amount and/or the frequency or dates of adjustments to the exchange rate in connection with decreased or increased dividends as it deems necessary to obtain an equitable result, including but not limited to, if the index stock issuer changes the frequency of dividend payments or pays dividends in respect of periods other than those set forth in the table above or in the event that any of the ex-dividend dates do not occur on the relevant dates set forth in the table above. For example, if the index stock issuer declares regular dividends on a semi-annual basis in the future, the calculation agent will (1) make any adjustment on a semi-annual instead of a quarterly basis for any period in which the dividend frequency is so changed, and (2) use the sum of the two dividend reference amounts relating to that semi-annual period listed in the table above as the new dividend reference amount.

                                A distribution on the index stock that is both an extraordinary dividend (as defined in the accompanying prospectus supplement no. 373) and also an increased or decreased regular quarterly dividend will result in an adjustment to the exchange rate only as described under "-- Other Dividends and Distributions" on page S-18 in the accompanying prospectus supplement no. 373 and not as described here.

                                The following table shows the index stock issuer's dividend payments for the four calendar quarters in 2002 and 2003 and for the first calendar quarter in 2004, through March 2, 2004:

                                                              DIVIDEND PAID
                                                              -------------
                                          2002
                                            Quarter ended
                                        March 31............  0.11
                                            Quarter ended
                                        June 30.............  0.11
                                            Quarter ended
                                        September 30........  0.11
                                            Quarter ended
                                        December 31.........  0.11
                                          2003
                                            Quarter ended
                                        March 31............  0.12
                                            Quarter ended
                                        June 30.............  0.12
                                            Quarter ended
                                        September 30........  0.12
                                            Quarter ended
                                        December 31.........  0.22
                                          2004
                                            Quarter ending
                                        March 31 (through
                                        March 2, 2004)......  0.22

                                We obtained the dividend payment information shown above from Bloomberg Financial Services, without independent verification. It is impossible to predict whether dividend payments on the index stock will rise or fall during the life of your note or whether the index stock issuer will continue to pay dividends at all, and you should not view past dividend payments as an indication of the dividend payments the index stock issuer may make in the future. Thus, there is no assurance as to whether any quarterly dividend will be greater than or less than the relevant dividend reference amount or, therefore, whether the exchange rate will be adjusted upward or downward or at all. Moreover, a dividend payment can result in an increase or decline of the market value of the index stock and thus of your note, irrespective of any adjustment to the exchange rate. Therefore, it is impossible to predict whether any dividend paid will result in an increase or a reduction in the amount you will receive at maturity (or upon exercise of our call right or your exchange right). We have no knowledge about whether the index stock issuer will pay dividends or, if so, the amounts, and whether it does is in its sole discretion and beyond our control.

                                You will have no right to receive any dividend that is paid on the index stock. Dividend payments may adversely affect the market value of the index stock, and thus of your note, and there is no assurance that any adjustment of the exchange rate that might be made will compensate you for any decline in value. See "Additional Risk Factors Specific to Your Note -- Anti-dilution Adjustments to the Exchange Rate May Impair the Value of Your Note if the Index Stock Issuer Pays Regular Quarterly Dividends that are Less than the Applicable Dividend Reference Amount" below.

                                The calculation agent will make all
                                determinations with respect to adjustments, including whether an increased or decreased regular quarterly dividend has been paid in respect of any quarter and, if so, the nature and amount of any exchange rate adjustment that may be made in respect of that dividend, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder. In addition, the calculation agent may, in its sole discretion, modify these adjustments as necessary to ensure an equitable result.

ADDITIONAL RISK FACTORS
SPECIFIC TO YOUR NOTE:          ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY
                                 OTHER RELEVANT FACTORS, THE VALUE OF YOUR NOTE
                                   ON THE DATE OF THIS PRICING SUPPLEMENT (AS
                                 DETERMINED BY REFERENCE TO PRICING MODELS USED
                                 BY GOLDMAN, SACHS & CO.) IS SIGNIFICANTLY LESS
                                         THAN THE ORIGINAL ISSUE PRICE

                                The value or quoted price of your note at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your note as determined by reference to pricing models used by Goldman, Sachs & Co.

                                If at any time a third party dealer quotes a price to purchase your note or otherwise values your note, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read "Additional Risk Factors Specific to Your Note -- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" in the accompanying prospectus supplement no. 373.

                                Furthermore, if you sell your note, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

                                There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your note; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See "Additional Risk Factors Specific to Your Note -- Your Note May Not Have an Active Trading Market" in the accompanying prospectus supplement no. 373.

                                ADJUSTMENTS TO THE EXCHANGE RATE MAY IMPAIR THE
                                  VALUE OF YOUR NOTE IF THE INDEX STOCK ISSUER
                                 PAYS REGULAR QUARTERLY DIVIDENDS THAT ARE LESS
                                 THAN THE APPLICABLE DIVIDEND REFERENCE AMOUNT

                                The amount that you are entitled to receive on the stated maturity date (or upon the exercise of our call right or your exchange right) is subject to adjustment if the index stock issuer pays regular quarterly cash dividends that are higher or lower than the applicable dividend reference amounts, as we describe under "Additional terms specific to your note -- Changes in Regular Quarterly Dividends" above. In general, we will adjust the exchange rate for your note upward in the event of an increased quarterly dividend and downward in the event of a decreased quarterly dividend in respect of the first twelve quarters after the date of this pricing supplement

                                (the terms "increased quarterly dividend" and "decreased quarterly dividend" have a special meaning as described under "Additional terms specific to your note -- Changes in Regular Quarterly Dividends" above).

                                If the index stock issuer pays a regular quarterly cash dividend that is less than the applicable dividend reference amount for that quarter, the calculation agent may adjust the exchange rate downward. If a decreased dividend occurs and the calculation agent adjusts the exchange rate downward, the amount of stock or cash you receive at maturity (or upon the exercise of our call right or your exchange right) will be reduced and the market value of your note may be negatively affected. Whether the exchange rate will be adjusted for any particular quarterly dividend and whether the adjustment will be upward or downward will depend on the dividend reference amount for that quarter and the dividend the index stock issuer actually pays for that quarter. It is impossible to predict whether the index stock issuer will pay dividends that are higher or lower than the applicable dividend reference amount for any quarterly period or whether the index stock issuer will continue to pay dividends at all. Thus, unless the index stock issuer pays regular quarterly dividends that are equal to or higher than the applicable dividend reference amounts, it is possible that the exchange rate for your note will be adjusted downward in respect of some or all of the relevant quarterly periods and, therefore, that the amount you receive at maturity (or upon exercise of our call right or your exchange right) will be reduced and the market value of your note negatively affected. Whether the index stock issuer will pay dividends and, if so, the amounts, is in its sole discretion and beyond our control. Please see "Additional terms specific to your note -- Changes in Regular Quarterly Dividends" above and "General Terms of the Exchangeable Notes -- Anti-dilution Adjustments" in the accompanying prospectus supplement no. 373 for a description of other instances in which the calculation agent may adjust the exchange rate for your note.

                                You will have no right to receive any dividends that may be paid on the index stock by the index stock issuer. Please see "Additional Risk Factors Specific to Your Note -- You Will Not Have Any Shareholder Rights and May Not Have Any Rights to Receive Stock" in the accompanying prospectus supplement no. 373. A dividend payment could result in both a decline in the market value of the index stock (and, thus, of your note) and a downward adjustment of the exchange rate if the dividend payment is less than the applicable dividend reference amount. Any downward adjustment of the exchange rate will further reduce the market value of your note and thus the amount you receive at maturity (or upon the exercise of our call right or your exchange right). Even if a dividend payment that results in a decline in the market value of the index stock (and, thus, of your note) also results in an upward adjustment of the exchange rate, there is no assurance that any adjustment of the exchange rate that may be made will compensate you for any resulting decline in market value. In addition, any upward adjustment of the exchange rate resulting from increased quarterly dividends may be more than offset by downward adjustments of the exchange rate resulting from decreased quarterly dividends during other quarterly periods. Whether or not the exchange rate for your note will be adjusted in respect of a regular quarterly dividend and the timing of such adjustment will be determined by the calculation agent in its sole discretion.

                                The calculation agent will not adjust the exchange rate for any decreased or increased dividends that occur after March 9, 2007. Thus, the exchange rate for your note will not be adjusted even if the index stock issuer pays an increased quarterly dividend after that date. In addition, the adjustments described above will not apply to any dividends that are not paid in cash.

LOCKHEED MARTIN
CORPORATION:                    According to its publicly available documents,
                                Lockheed Martin Corporation principally
                                researches, designs, develops, manufactures, integrates and operates advanced technology systems, products and services. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number: 001-11437.

HISTORICAL TRADING PRICE
INFORMATION:                    The index stock is traded on the New York Stock
                                Exchange under the symbol "LMT". The following table shows the quarterly high and low trading prices and the quarterly closing prices for the index stock on the New York Stock Exchange for the four calendar quarters in each of 2002 and 2003 and for the first calendar quarter in 2004, through March 2, 2004. We obtained the trading price information shown below from Bloomberg
                                Financial Services, without independent
                                verification.

                                The actual performance of the index stock over the life of the offered notes may bear little relation to the historical trading prices of the index stock shown below.


                                          2002                 HIGH     LOW   CLOSE
                                                              -----   -----   -----
                                            Quarter ended     59.96   45.85   57.58
                                               March 31.....
                                            Quarter ended      71.5   57.35    69.5
                                               June 30......
                                            Quarter ended
                                               September      69.96    52.3   64.67
                                               30...........
                                            Quarter ended
                                               December       65.54   48.65   57.75
                                               31...........
                                          2003
                                            Quarter ended     58.95   40.64   47.55
                                               March 31.....
                                            Quarter ended      51.6   43.32   47.57
                                               June 30......
                                            Quarter ended
                                               September      54.98   44.09   46.15
                                               30...........
                                            Quarter ended
                                               December       51.47   44.79    51.4
                                               31...........
                                          2004
                                            Quarter ending
                                               March 31
                                               (through
                                               March 2,       52.19   45.49   45.64
                                               2004)........
                                            Closing Price on
                                               March 2,                       45.64
                                               2004.........

                                As indicated above, the market price of the index stock has been highly volatile during recent periods. It is impossible to predict whether the price of the index stock will rise or fall, and you should not view the historical prices of the index stock as an indication of future performance. See "Additional Risk Factors Specific to Your Note -- The Market Price of

                                Your Note May Be Influenced by Many
                                Unpredictable Factors" in the accompanying prospectus supplement no. 373.

HYPOTHETICAL RETURNS TABLE:     In the table below, we compare the total pretax
                                return on owning the index stock to the total pretax return on owning your note, in each case during the period from the trade date to the stated maturity date. The information in the table is based on hypothetical market values for the index stock and your note at the end of this period, and on the key terms and assumptions stated in the box below.

                                The index stock has been highly volatile in the past and its performance cannot be predicted for any future period. The actual performance of the index stock over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical trading prices of the index stock shown above or to the hypothetical return examples shown below.

                                                           KEY TERMS AND ASSUMPTIONS
                                          Original issue price, expressed as
                                            a percentage of the face
                                            amount                                               100%
                                          Exchange rate                                15.2826 shares
                                          Reference price of index stock            $45.678 per share
                                          Annual index stock dividend yield,
                                            expressed as a percentage of
                                            the reference price of the index
                                            stock (assumed)                                     1.93%
                                          Automatic exchange in full on the
                                            stated maturity date -- i.e., no
                                            prior redemption or voluntary
                                            exchange (assumed)
                                          No anti-dilution adjustments
                                            to exchange rate (assumed)
                                          No market disruption event
                                            occurs (assumed)

                                We calculate the total pretax return on your note based on the exchange rate of 15.2826 shares of the index stock for each $1,000 of the outstanding face amount of your note.

                                The closing price of the index stock must be, on the determination date, more than $65.4339 per share in order for the holder of a note to receive stock or cash having a value in excess of the principal amount (100% of the outstanding face amount) on the stated maturity date. This closing price is substantially higher than the reference price of $45.678 per share.

                                The following table assumes that dividends will be paid on the index stock, at the annual index stock dividend yield shown in the box above, from the trade date to the stated maturity date. We do not know, however, whether or to what extent the issuer of the index stock will pay dividends in the future. These are matters that will be determined by the issuer of the index stock and not by us. Consequently, the amount of dividends actually paid on the index stock by its issuer, and, therefore, the rate of pretax return on the index stock during the life of the offered notes, may differ substantially from the information reflected in the table below.

                                          INDEX STOCK                                                   YOUR NOTE
                                          --------------------------------------------------   ---------------------------
                                                                 HYPOTHETICAL
                                                                   CLOSING
                                                                    PRICE                      HYPOTHETICAL
                                                                  ON STATED                    MARKET VALUE
                                                                   MATURITY                         ON
                                          HYPOTHETICAL            DATE AS %                       STATED
                                          CLOSING PRICE               OF        HYPOTHETICAL     MATURITY     HYPOTHETICAL
                                          ON STATED               REFERENCE     PRETAX TOTAL   DATE AS % OF   PRETAX TOTAL
                                          MATURITY DATE             PRICE          RETURN      FACE AMOUNT       RETURN
                                          -------------          ------------   ------------   ------------   ------------
                                          ---------------------
                                                 $ 0.00               0.0%         -90.4%         100.0%          10.0%
                                          ---------------------
                                                 $22.84              50.0%         -40.4%         100.0%          10.0%
                                          ---------------------
                                                 $31.97              70.0%         -20.4%         100.0%          10.0%
                                          ---------------------
                                                 $45.68             100.0%           9.6%         100.0%          10.0%
                                          ---------------------
                                                 $54.81             120.0%          29.7%         100.0%          10.0%
                                          ---------------------
                                                 $65.43             143.25%         52.9%         100.0%          10.0%
                                          ---------------------
                                                 $68.52             150.0%          59.7%         104.7%          14.7%
                                          ---------------------
                                                 $82.22             180.0%          89.7%         125.7%          35.7%
                                          ---------------------
                                                 $91.36             200.0%         109.7%         139.6%          49.6%
                                          ---------------------

                                The hypothetical pretax total return on the index stock represents the difference between
                                (a) the hypothetical closing price of one share of index stock on the stated maturity date plus the dividends that would be paid on one share of the index stock at the assumed dividend yield rate during the period from the trade date to the stated maturity date, without reinvestment of those dividends, and (b) the reference price of the index stock. This difference is expressed as a percentage of the reference price.

                                The hypothetical pretax total return on your note represents the difference between (a) the hypothetical market value of your note on the stated maturity date plus the amount of interest that would be payable on your note during the period from the trade date to the stated maturity date (or to the prior interest payment date as described below), without reinvestment of that interest, and (b) the original issue price of your note. This difference is expressed as a percentage of the original issue price of your note.

                                We have assumed that the market value of your note on the stated maturity date will equal the greater of the principal amount (100% of outstanding face amount) of your note and the cash value (based on the hypothetical closing prices shown above) of the index stock that we would be obligated to deliver on that date in an automatic exchange of your note. There will be no automatic exchange on the stated maturity date, however, unless that cash value exceeds the sum of the outstanding principal amount plus the amount of the regular interest installment payable on your note on that date. Moreover, if an automatic exchange occurs, the holder of your note will not be entitled to receive that interest installment (as a result, where the hypothetical market value of your note is assumed to equal the automatic exchange amount, the hypothetical total return on your note is assumed to include interest accruing only to the interest payment date before the stated maturity date). Therefore, we have assumed that, unless that cash value exceeds that sum, the market value of your note on the stated maturity date will equal the principal amount.

                                We have also assumed that the closing price of the index stock will be the same on the determination date and the stated maturity date. Because the amount of stock that we will deliver on your note on the stated maturity date will depend on the closing price of the index stock on the determination date, changes in the closing price between the determination date and the stated maturity date could cause the pretax returns on your note to be substantially different from those reflected in the table above.

                                The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little or no relation to the hypothetical values shown above, and those values should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in the index stock. The pretax rates of return shown above are entirely hypothetical; they are based on market values that may not be achieved on the relevant date and on assumptions that may prove to be erroneous and do not take into account the effects of any applicable taxes. Please read "Additional Risk Factors Specific to Your Note" and "Hypothetical Returns on Your Note" in the accompanying prospectus supplement no. 373.

                                Payments on this note may be economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note may be economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under "Supplemental Discussion of Federal Income Tax Consequences" in the accompanying prospectus supplement no. 373.

HEDGING: In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the index stock on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see "Additional Risk Factors Specific to Your Note -- Our Business Activities May Create Conflicts of Interest Between You and Us" and "Use of Proceeds and Hedging" in the accompanying prospectus supplement no. 373.

                               NOTICE OF EXCHANGE

                                                                   Dated:
The Bank of New York
Corporate Trust Administration
101 Barclay Street, 21W
New York, New York 10286
Attn: Caroline Hyunji
      Lee                (212-815-4991)
      Hector Herrera     (212-815-4293)
      Fax:               (212-815-5802)
with a copy to:
Goldman, Sachs & Co.
85 Broad Street
Options and Derivatives Operations
New York, New York 10004
Attn: Sharon Seibold     (212-902-7921)
      Stephen Barnitz    (212-357-4217)
      Fax:               (212-902-7993)
  Re: 2.00% Exchangeable Notes due March 2009, issued by The Goldman Sachs
      Group, Inc.
      (Exchangeable for Common Stock of Lockheed Martin Corporation)

Dear Sirs:

     The undersigned is, or is acting on behalf of, the beneficial owner of a portion of one of the notes specified above, which portion has an outstanding face amount equal to or greater than the amount set forth at the end of this notice of exchange. The undersigned hereby irrevocably elects to exercise the exchange right described in the pricing supplement no. 378, dated March 2, 2004, to the prospectus supplement no. 373, dated February 6, 2004, with respect to the outstanding face amount of the note set forth at the end of this notice of exchange. The exercise is to be effective on the business day on which the trustee has received this notice of exchange, together with all other items required to be delivered on exercise, and the calculation agent has received a copy of this notice of exchange, unless all required items have not been received by 11:00 A.M., New York City time, on that business day, in which case the exercise will be effective as of the next business day. We understand, however, that the effective date in all cases must be no later than the earlier of (i) the business day before the determination date and (ii) any call notice date. The effective date will be the exchange notice date.

     If the note to be exchanged is in global form, the undersigned is delivering this notice of exchange to the trustee and to the calculation agent, in each case by facsimile transmission to the relevant number stated above, or such other number as the trustee or calculation agent may have designated for this purpose to the holder. In addition, the beneficial interest in the face amount indicated below is being transferred on the books of the depositary to an account of the trustee at the depositary.

     If the note to be exchanged is not in global form, the undersigned or the beneficial owner is the holder of the note and is delivering this notice of exchange to the trustee and to the calculation agent by facsimile transmission as described above. In addition, the certificate representing the note and any payment required in respect of accrued interest are being delivered to the trustee.

     If the undersigned is not the beneficial owner of the note to be exchanged, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

     Terms used and not defined in this notice have the meanings given to them in the pricing supplement no. 378, dated March 2, 2004, and the prospectus supplement no. 373, dated February 6, 2004. The exchange of the note will be governed by the terms of the note.

     The calculation agent should internally acknowledge receipt of the copy of this notice of exchange, in the place provided below, on the business day of receipt, noting the date and time of receipt. The consideration to be delivered or paid in the requested exchange should be made on the fifth business day after the exchange notice date in accordance with the terms of the note.

     Face amount of note to be exchanged:

$
--------------------------------------
(must be a multiple of $1,000)
                                          Very truly yours,

                                          --------------------------------------
                                          (Name of beneficial owner or person
                                          authorized to act on its behalf)

                                          --------------------------------------
                                          (Title)

                                          --------------------------------------
                                          (Telephone No.)

                                          --------------------------------------
                                          (Fax No.)

                                          --------------------------------------
                                          (DTC participant account number for
                                          delivery of index stock, if any)
FOR INTERNAL USE ONLY:
Receipt of the above notice of
exchange
is hereby acknowledged:
GOLDMAN, SACHS & CO., as calculation
agent

By:
--------------------------------------
    (Title)
Date and time of receipt:

--------------------------------------
(Date)

--------------------------------------
(Time)